CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Old Night,  Inc.

     We hereby consent to the use of our report dated November 23, 1998, for the period ended at October 31, 1998, and December 31, 1997 , and the statements of operations, stockholders' equity, and cash flows for the ten months ended October 37, 1998 and the years ended December 31, 1997, and 1996, and the period November 26, 1980 (date of inception) to October 31, 1998.in the registration statement of Rich Earth, Inc. filed in the form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934.

/s/ Andersen  Andersen  and  Strong  L.L.C.

October  31,  1998
Salt  Lake  City,  Utah